 Exhibit (a)(1)(D)
Offer to Purchase
All Outstanding Shares of Common Stock
of
MIROMATRIX MEDICAL INC.
at
$3.25 per share in cash, plus one contingent value right per share, which represents the contractual right to receive a contingent payment of $1.75 in cash upon the achievement of a specified milestone, pursuant to the Offer to Purchase dated November 13, 2023, by
MORPHEUS SUBSIDIARY INC.,
a wholly owned subsidiary of
UNITED THERAPEUTICS CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 11, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”).

November 13, 2023
To Brokers, Dealers, Banks, Trust Companies and other Nominees:
Morpheus Subsidiary Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of United Therapeutics Corporation, a Delaware public benefit corporation (“Parent”), and Parent have appointed Innisfree M&A Incorporated (the “Information Agent”) to act as the information agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.00001 per share (the “Shares”), of Miromatrix Medical Inc., a Delaware corporation (“Miromatrix”), in exchange for (i) $3.25 per Share in cash (the “Cash Consideration”), plus (ii) one contractual contingent value right (each, a “CVR”) per Share, representing the right to receive a contingent payment of $1.75 in cash upon the achievement of a specified milestone on or prior to December 31, 2025, subject to and in accordance with the terms of a contingent value rights agreement (the “CVR Agreement”) to be entered into with Continental Stock Transfer & Trust Company or another rights agent mutually agreeable to Parent and Miromatrix (the Cash Consideration plus one CVR, collectively, the “Offer Consideration”), in each case, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 13, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and Notice of Guaranteed Delivery (together with any amendments or supplements thereto, the “Notice of Guaranteed Delivery”) enclosed herewith (which three documents, together with other related materials, collectively constitute the “Offer”). Also enclosed is the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Miromatrix with the U.S. Securities and Exchange Commission in connection with the Offer. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
THE BOARD OF DIRECTORS OF MIROMATRIX UNANIMOUSLY RECOMMENDS THAT MIROMATRIX STOCKHOLDERS TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.
We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at one minute after 11:59 p.m., New York City time, on December 11, 2023, unless the Offer is extended or earlier terminated pursuant to and in accordance with the Merger Agreement (as defined below).
The conditions to the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, enclosed herewith are copies of the following documents:
1.
Offer to Purchase, dated as of November 13, 2023;

2.
Letter of Transmittal to be used by stockholders of Miromatrix in accepting the Offer, including Internal Revenue Service Form W-9;

3.
Miromatrix’s solicitation/recommendation statement on Schedule 14D-9;

4.
a printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.
Notice of guaranteed delivery to be used to accept the Offer if certificates representing the Shares and all other required documents cannot be delivered to Continental Stock Transfer & Trust Company (the “Depositary”) prior to the Expiration Date, if the procedure for delivery by book-entry transfer cannot be completed prior to the Expiration Date, or if time will not permit all required documents to reach the Depositary prior to the Expiration Date; and

6.
return envelope addressed by mail to: Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004, Attention: Corporate Actions Department (Miromatrix).

The Offer is conditioned upon, among other things, there having been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the Delaware General Corporation Law (the “DGCL”)) and not validly withdrawn, a number of Shares that, together with the Shares, if any, then owned by Purchaser or any of its affiliates (as defined in Section 251(h)(6)), would represent at least a majority of the Shares outstanding (the “Minimum Condition”), provided, that for purposes of determining whether the Minimum Condition has been satisfied, Shares tendered into the Offer pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee will not be considered validly tendered and not withdrawn.
The Offer is also subject to certain other conditions set forth in the Offer to Purchase, including the absence, since October 29, 2023, of any Material Adverse Effect (as defined in the Offer to Purchase), and other customary conditions as described in Section 15 — “Conditions of the Offer” of the Offer to Purchase. Neither the Offer nor the Merger (as defined below) is subject to any financing condition.
The board of directors of Miromatrix has unanimously: (i) determined that the terms of the Agreement and Plan of Merger, dated October 29, 2023, by and among Parent, Purchaser and Miromatrix (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), the Offer, the Merger, the CVR Agreement and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Miromatrix and its stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the CVR Agreement; (iii) resolved that the Merger will be governed by Section 251(h) of the DGCL; and (iv) resolved to recommend that Miromatrix’s stockholders accept the Offer and tender their Shares pursuant to the Offer.
Pursuant to the Merger Agreement, following consummation of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser will be merged with and into Miromatrix, with Miromatrix continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”). The Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer without a vote of the stockholders of Miromatrix, in accordance with Section 251(h) of the DGCL. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Miromatrix, Shares that have been irrevocably accepted for purchase pursuant to the Offer, or Shares that, at the commencement of the Offer, were owned by Purchaser, Parent, or any direct or indirect wholly owned subsidiary of Miromatrix, Purchaser or Parent, and (ii) Shares held by stockholders who are entitled to demand and properly demand appraisal of such Shares under Section 262 of the DGCL and who, as of the Effective Time, have neither failed to perfect, nor effectively withdrawn or lost, their right to appraisal with respect to such Shares) will be converted into the right to receive the Offer Consideration, without interest and less any required tax withholding. As a result of the Merger, Miromatrix will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.
For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms set forth in the Merger Agreement and subject to the conditions described in Section 15 — “Conditions of the Offer” of the Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will be made by Purchaser’s deposit of the consideration for such Shares with the Depositary, who will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4  — “Withdrawal Rights” of the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended.
At or prior to the Acceptance Time, Parent will execute the CVR Agreement with Continental Stock Transfer & Trust Company or another rights agent mutually agreeable to Parent and Miromatrix (the “Rights Agent”), which agreement will govern the terms of the CVRs. Neither Purchaser nor Parent will be required to deposit any funds related to the CVRs with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. For more information on the CVRs, see Section 11 — “The Merger Agreement; Other Agreements” of the Offer to Purchase.
In all cases, Purchaser will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates, if any, evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or, in the case of a book-entry transfer of Shares held through DTC, either such Letter of Transmittal or an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, and any other required documents and (iii) any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary. Under no circumstances will Parent or Purchaser pay interest on the Offer Consideration, including by reason of any extension of the Offer or any delay in making payment for Shares.
The Offer is not being made to (nor will tenders of Shares be accepted from or on behalf of) holders of Shares in any jurisdiction where it would be illegal to do so. In any jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws or regulations of such jurisdiction to be designated by Purchaser.
In order to tender Shares pursuant to the Offer, the Letter of Transmittal (or, in the case of a book-entry transfer of Shares held through DTC, either such Letter of Transmittal or an Agent’s Message in lieu of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, and any other required documents, should be sent to and timely received by the Depositary, and either Share Certificates or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC should be delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.
Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to Innisfree M&A Incorporated in its capacity as Information Agent and Continental Stock Transfer & Trust Company in its capacity as Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by you in forwarding offering materials to your customers.

Stockholders whose Share Certificates are not immediately available or who cannot deliver all other required documents to the Depositary prior to the Expiration Date or who cannot complete the procedures for book-entry transfer prior to the Expiration Date may nevertheless tender their Shares following the guaranteed delivery procedures set forth in the Offer to Purchase and the Letter of Transmittal.
Questions or requests for assistance or additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.
Very truly yours,
Innisfree M&A Incorporated
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, PARENT, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.